Exhibit 1
                                                                  ---------
                           STOCK OPTION AGREEMENT

          This Stock Option Agreement ("Agreement") is dated as of August 3, 1999, and is entered into between United Auto Group, Inc., a Delaware corporation (the "Company"), and Roger S. Penske ("Optionee").

                            W I T N E S S E T H:

          WHEREAS, the Company is a party to a Stockholders Agreement by and among AIF II, L.P., a Delaware limited partnership, Aeneas Venture Corporation, a Delaware corporation, International Motor Cars Group I, L.L.C. ("IMCG I"), International Motor Cars Group II, L.L.C. ("IMCG II"), Trace International Holdings, Inc. and the Company (as amended, supplemented or otherwise modified from time to time, the "Stockholders Agreement"); and

          WHEREAS, in consideration of the Optionee's agreement to serve as the Chairman of the Company until the third anniversary of the Second Closing Date (as defined in the Stockholders Agreement) and as Chief Executive Officer of the Company until the second anniversary of the Second Closing Date, the Company is, among other things, granting the Optionee an option to purchase shares of voting Common Stock, par value $.0001 per share (the "Common Stock"), of the Company, on the terms and conditions set forth herein and in the Stockholders Agreement.

          NOW, THEREFORE, the parties hereby agree:

          1. GRANT OF OPTIONS. The Company hereby grants to the Optionee an option (the "Option") to purchase, at the purchase price of $10.00 per share, up to 400,000 shares of Common Stock, such number to be adjusted as provided in Section 7(b) hereof.

          2. EXERCISABILITY OF OPTIONS. (a) Unless otherwise provided in this Agreement, the Option will vest and become exercisable ratably in three installments as follows: the Option shall be vested and exercisable with respect to one-third of the aggregate number of shares covered thereby from and after May 3, 2000; the Option shall be vested and exercisable with respect to two-thirds of the aggregate number of shares covered thereby from and after May 3, 2001; and the Option shall be fully (100%) vested and exercisable from and after May 3, 2002. Any fractional numbers of shares of Common Stock resulting from the application of the foregoing fractions shall be rounded to next higher whole number of shares of Common Stock.

                    (b) In the event of a Change of Control (as defined below), the Option shall become immediately and fully vested and exercisable.

                    (c) In the event that the Optionee's service as Chairman of the Company is terminated by the Company for Cause (as defined below) or by the Optionee other than for Good Reason (as defined below) (provided that for this purpose the death of the Optionee shall be deemed to be Good Reason) prior to May 3, 2002, then the portion of the Option that is not vested and exercisable as of the date of such termination shall expire and be of no further force and effect as of such date.

                    (d) In the event the Optionee's service as the Chairman of the Company is terminated prior to May 3, 2002 (i) as a result of the Optionee's death, (ii) by the Company other than for Cause or (iii) by the Optionee for Good Reason, the unexercised portion of the Option as of such date shall become immediately and fully vested and exercisable; PROVIDED, HOWEVER, that if the Optionee's service as the Chairman of the Company is terminated prior to May 3, 2002 pursuant to clause (ii) or (iii) of this paragraph (d), and PCP Directors (as defined in the Stockholders Agreement) constitute a majority of the members of the Company's Board of Directors on the date of such termination, then the portion of the Option that is not vested and exercisable as of the date of such termination shall expire and be of no further force or effect as of such date.

          3. METHOD OF EXERCISING OPTIONS. (a) The Optionee may exercise all or any portion of the vested and exercisable portion of the Option by delivering to the Company a written notice stating the number of shares that the Optionee has elected to purchase at that time from the Company and full payment of the purchase price of the shares then to be purchased. Payment of the purchase price of the shares may be made (i) by certified or bank cashier's check payable to the order of the Company, or (ii) in the discretion of the Board of Directors of the Company or duly authorized committee thereof, by such other method as may be approved by such board or committee from time to time.

                    (b) At the time of exercise, payment in cash of an amount equal to that necessary to satisfy the Company's obligation to withhold Federal, state or local income or other taxes incurred by reason of the exercise of the Option or the transfer of shares thereupon shall be made by the Optionee to the Company.

          4. ISSUANCE OF SHARES. As promptly as practicable after receipt of notification of exercise, full payment of purchase price and satisfaction of tax withholding as provided in Section 3, the Company shall issue or transfer to the Optionee the number of shares as to which the Options have been so exercised and shall deliver to the Optionee a certificate or certificates therefor, registered in his name.

          5. TERMS AND CONDITIONS OF EXERCISE. (i) The Option shall have a term of ten years from the date hereof.

                    (ii) The Option shall not be transferable, except by will or the laws of descent and distribution, provided that Optionee may at any time transfer all or a portion of the Option to members of his immediate family, trusts solely for the benefit of the Optionee and/or such family members and partnerships in which the Optionee, such family members and/or trusts are the only partners (each, a "Permitted Transferee" and, collectively, the "Permitted Transferees"). For this purpose, "immediate family" of a Person means the Person's spouse, parents, children, stepchildren and grandchildren and the spouses of such parents, children, stepchildren and grandchildren.

                    (iii) Whenever the word "Optionee" is used in any provision of this Agreement under circumstances where the provision should logically be construed to apply to the executors, the administrators, personal representatives, or the person or persons to whom the Option may be transferred pursuant to clause (ii) of this Section 5, the word "Optionee" shall be deemed to include such person or persons.

          6. RIGHTS AS STOCKHOLDER. Neither the Optionee nor any transferee of the Option shall have any rights as a stockholder with respect to any shares of Common Stock covered by the Option until he shall have become the holder of record of such shares.

          7. RECAPITALIZATIONS, REORGANIZATIONS, ETC. (a) The existence of the Option shall not affect the power of the Company or its stockholders to accomplish adjustments, recapitalizations, reorganizations or other changes in the Company's capital structure or its business, or any merger or consolidation of the Company, or any issue of stock or of options, warrants or rights to purchase stock or securities ahead of or affecting any of the shares of Common Stock or the rights thereof or convertible into or exchangeable for shares of Common Stock, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act.

                    (b) Upon any change in the outstanding shares of Common Stock by reason of any recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other corporate change, or any distributions to common shareholders other than ordinary cash dividends, the Company shall make such substitutions or adjustments as are appropriate and equitable in order to preserve the economic value of the Option to the Optionee, as to the number or kind of shares of Common Stock or other securities covered by the Option and the purchase price thereof; such substitution or adjustment shall be equivalent to the adjustment of the conversion price for the Company's Series B Convertible Preferred Stock pursuant to the Certificate of Designation as in effect as of the date hereof.

          8. NOTICE. Any notice required or permitted hereunder shall be in writing and shall be sufficiently given if personally delivered or if sent by telegram, telex, facsimile transmission or by registered or certified mail, postage prepaid, with return receipt requested, as follows:

                    (a) If to the Company:

                          United Auto Group, Inc.
                          375 Park Avenue
                          New York, New York 10022
                          Facsimile: (212) 223-5148
                          Attn: General Counsel

or to such other address or to the attention of such other person as the Company shall designate by written notice to the Optionee; and

                    (b) If to the Optionee:

                          Mr. Roger S. Penske
                          Penske Corporation
                          13400 Outer Drive West
                          Detroit, MI 48239

or to such other address as the Optionee shall designate by written notice to the Company. Any notice given hereunder shall be deemed to have been given at the time of receipt thereof by the party to whom such notice is given.

          9. NON-QUALIFIED OPTION. The Option is not an "incentive stock option" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended.

          10. CERTAIN DEFINITIONS. (a) For purposes of this Agreement, the Company shall be deemed to have terminated the Optionee for "Cause" only in the event the Company has terminated the Optionee's employment following such time as the Optionee has (A) committed an act of fraud or embezzlement against the Company or an act in which he knew to be in material violation of his duties to the Company; (B) failed to perform in any material respect the essential functions of his job as the Chairman of the Company, which failure (I) amounts to gross neglect of his duties to the Company and (II) is not remedied within 30 days after written notice thereof by the Company; or (C) been convicted of a felony (other than with respect to traffic violations).

          No termination of the Optionee's service as the Chairman of the Company shall be for Cause unless effected in accordance with the following procedures. The Company shall give the Optionee written notice ("Notice of Termination for Cause") of its intention to terminate the Optionee's service as the Chairman of the Company for Cause, setting forth in reasonable detail the specific conduct of the Optionee that it considers to constitute Cause, and stating the date, time and place of the Special Board Meeting for Cause (as defined below). The term "Special Board Meeting for Cause" shall mean a meeting of the Board of Directors called and held specifically for the purpose of considering termination of the Optionee's service as the Chairman of the Company for Cause, that takes place not less than ten (10) and not more than twenty (20) business days after the Optionee receives the Notice of Termination for Cause. The Optionee shall be given an opportunity, together with counsel and such others as the Optionee reasonably desires, to be heard at the Special Meeting for Cause. Termination of the Optionee's service as the Chairman of the Company for Cause shall be effective when and if a resolution is duly adopted at the Special Board Meeting for Cause by affirmative vote of a majority of the entire membership of the Board of Directors (the "Termination Resolution") and, thereafter, the Option will cease to vest and become exercisable; PROVIDED, HOWEVER, that if within ten (10) business days after the Special Board Meeting for Cause the Optionee in good faith notifies the Company that he disputes the finding by the Board of Directors that his termination was for Cause, and the dispute is finally resolved, either by mutual written agreement of the parties or by a final judgment, order or decree of any court of competent jurisdiction (the time for appeal therefrom having expired and no appeal having been perfected), in favor of the Optionee, then the unvested and unexercised portion of the Option as of the date of the Termination Resolution shall be deemed to have become fully vested and exercisable as of the date of the Termination Resolution.

                         (b) The term "Change of Control" shall mean the
acquisition of any voting securities of the Company (the "Voting Securities") by any "Person" (as the term person is used for purposes of
Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) immediately after which such Person has "Beneficial Ownership" (within the meaning of Rule 13d-3 promulgated under the Exchange
Act) of seventy-five percent (75%) or more of the combined voting power of the Company's then outstanding Voting Securities.

                         (c) For purposes of this Agreement, the Optionee
shall be deemed to have terminated his employment with the Company for "Good Reason" in the event the Optionee has terminated his employment following (A) any adverse change in the Optionee's position, duties, responsibilities or status with the Company as the Chairman of the Company (whether or not Optionee serves as Chief Executive Officer); for purposes of this Agreement, an isolated, insubstantial, immaterial and inadvertent action not taken in bad faith and which is promptly remedied after notice shall not constitute a basis for termination for "Good Reason".

          11. MODIFICATION. This Agreement may be modified, amended, suspended or terminated, and any terms or conditions may be waived, but only by a written instrument executed by the parties hereto.

          12. SEVERABILITY. If any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable or invalid for any reason, the remaining provisions of this Agreement shall not be affected by such holding and shall continue in full force in accordance with their terms.

          13. GOVERNING LAW. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New York without giving effect to the conflicts of laws principles thereof.

          14. SUCCESSORS IN INTEREST. This Agreement shall be binding upon any successor to the Company. This Agreement shall inure to the benefit of the Optionee's legal representatives.

          15. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


                                          UNITED AUTO GROUP, INC.


                                          By: /s/ Tambra S. King
                                             --------------------------
                                              Name:  Tambra S. King
                                              Title: Vice President and
                                                     Secretary



                                             /s/ Roger S. Penske
                                             --------------------------
                                                    Roger S. Penske